Exhibit 99.1

July 28, 2006

Dear Shareholder,

The current interest rate environment is posing significant challenges for small and medium sized banks throughout the country. The rise in short term interest rates, a result of the Federal Reserve Bank’s actions to move the Federal Funds rate to a more “neutral” level, has resulted in an increasing number of depositors shifting their funds to higher yielding accounts. This, combined with the flat yield curve, has led to declining net interest margins for the great majority of banks. This in turn has put intense pressure on net interest income for banks such as us.

Our Company posted net earnings for the second quarter ended June 30, 2006 of $834,000, or $0.77 per share. This represents a decrease of $418,000 from the same period in 2005. Net earnings for the six months ended June of 2006 were $1.7 million, or $1.53 per share, representing a decrease of $808,000 from 2005. The Company has continued to experience downward pressure on net interest margins during 2006, resulting in a reduction of 50 basis points, compared to the same period in 2005. This decline is directly attributable to higher deposit costs and increases in the cost of borrowings, without a corresponding proportional increase in the yields on loans and investments. As a result, net interest income decreased by $757,000, or 9%, for the six months ended June 30, 2006 to $7.3 million.

We have offset some of this decline in margin through growth in the loan portfolio. Total loans have increased by $30.5 million year on year with almost one third of that in the commercial categories. We want to continue to grow our commercial portfolio to offset our dependence on residential mortgages, which tend to re-price at a slower pace than commercial loans. With margins under pressure and smaller banks so heavily dependent on net interest margin to drive earnings, we have experienced heightened competition for both loans and deposits in the marketplace. However, we are not prepared to let our credit quality standards slip to increase assets in an effort to offset declining margins. We are also cognizant of the need to expand our deposit base; therefore we have introduced several new business and consumer deposit accounts in the past year, while continuing to focus on building solid customer relationships to maintain what we already have in the Bank.

We have long focused on non-interest income as a steady source of revenue that is not dependent on the ups and downs of interest rates. This year we have continued to strengthen our fee revenue with an increase of $224,000, or 8%, as compared to the first six months of 2005, ending the period at $3.0 million for 2006. Our financial services business (Investment, Trust and Brokerage) continues to be a strong contributor to this, and represents additional opportunities for growth.

This year continues to be a difficult one with little relief in sight for an easing of the margin compression. However, our management team remains committed to our longer term strategic objectives of expanding our presence in the markets we have chosen to serve, while looking for opportunities to grow in a controlled manner with a good mix of commercial and consumer business.

We thank you for your continued support and confidence in the organization.

Peter A. Blyberg

President & Chief Executive Officer

NEWS RELEASE

July 28, 2006

Union Bankshares Reports Second Quarter Earnings

Ellsworth, Maine– Union Bankshares Company, (the “Company”) (UNBH.OB) the parent company of Union Trust Company (the “Bank”), today announced net income for the quarter ended June 30, 2006 of $834,000 or $0.77 per share, representing a decrease of $418,000, or 33%, as compared with net income of $1.3 million or $1.12 per share for the second quarter of 2005.

Net income for the six months ended June 30, 2006 was $1.7 million, or $1.53 per share, representing a decrease of $808,000, or 33%, when compared to $2.5 million, or $2.22 per share for the same period last year. Annualized return on average equity (“ROE”) and return on average assets (“ROA”) for the first six months of the year were 8.25% and 0.61%, respectively. Annualized ROE and ROA were 12.11% and .97%, respectively, for the same period in 2005.

Net interest income decreased by $757,000, or 9%, for the six months ended June 30, 2006 to $7.3 million. The net interest margin for the six months ended June 30, 2006 decreased to 3.01% from 3.51% for the six months ended June 30, 2005. The continued decline in the net interest margin is directly attributable to higher deposit costs and increases in the cost of borrowings, without a corresponding proportional increase in the yields on loans and investments. Yields on interest earning assets for the first six months of 2006 improved 45 basis points over the same period one year ago; however, the cost of interest bearing liabilities as of June 30, 2006 increased 104 basis points over the same period in 2005. Partially offsetting the decrease in the Company’s net interest income was a $33.3 million, or 7%, increase in average earning assets.

Non-interest income for the six months ended June 30, 2006 totaled $3.0 million, an increase of $224,000, or 8%, compared to the first six months of 2005. Increases in financial services fees, bankcard fees, income from the cash surrender value of life insurance and other income were partially offset by a decline in loan fees. Similarly, for the second quarter of 2006, non-interest income amounted to $1.7 million, an increase of $153,000, or 10%, compared to the second quarter of 2005.

Non-interest expenses increased by 8% for the six months ended June 30, 2006 compared to the same period in 2005. Salary and employee benefit costs increased $333,000, or 7%, due to increased staffing levels and an increase in employee benefits cost over the same period in 2005. Other expenses increased 17%, primarily due to an increase in advertising and promotional costs in connection with the Bank’s new branding efforts. Non-interest expense for the second quarter of 2006 was $4.1 million, an increase of $316,000, or 8%, compared to the same period in 2005.

The Company’s total assets amounted to $560.5 million at June 30, 2006, an increase of $35.6 million, or 7%, over June 30, 2005. The increase in total assets is primarily attributable to continued growth in the Bank’s loan portfolio. Total loans increased $30.5 million, or 9%, from one year ago. The increase was primarily driven by continued growth in the residential and commercial real estate and consumer loan categories. The Company’s residential real estate portfolio continued to expand, increasing by $20.2 million, or 10%, from one year ago. Commercial real estate loans also achieved healthy growth with outstanding balances rising by 13%, or $8.1 million. Consumer loans increased by $3.8 million, or 13%, largely due to continued growth in home equity lines of credit.

Total deposits at June 30, 2006 increased $10.9 million, or 4%, from June 30, 2005. Demand deposits and NOW accounts increased by 7%, or $7.1 million, and certificates of deposit increased $13.0 million, or 12%. Borrowings from the Federal Home Loan Bank and repurchase agreements increased by $20.7 million, or 12%, from the same period last year and were primarily used to fund continued loan growth.

Forward Looking Statements

This release contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

*	The Company's loan portfolio includes loans with a higher risk of loss.
*	If the Company's allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.
*	Changes in interest rates could adversely affect the Company's results of operations and financial condition.
*	The local economy may affect future growth possibilities.
*	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.
*	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.
*	Competition in the Bank's primary market area may reduce its ability to attract and retain deposits and originate loans.
*

If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company's financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

*

The Company's Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company's common stock to decline.

*	The Company may not be able to pay dividends in the future in accordance with past practice.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

*********************************************************************************************

Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company
Peter A. Blyberg, (207) 667-2504 x240
President & Chief Executive Officer
pblyberg@uniontrust.com
or
Timothy R. Maynard, (207) 667-2504 x344
Senior Vice President & Chief Financial Officer
tmaynard@uniontrust.com

Union Bankshares Company

Summary Financial Information

(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended June 30,
		2006		2005
Assets
Cash and due from banks		$11,214		$9,380
Investment securities		149,991		147,609
Loans		372,740		342,197
Less: allowance for loan losses		4,258		4,245
Net loans		368,482		337,952
Premises, furniture and equipment, net		7,803		6,088
Other assets		23,019		23,832
Total assets		$560,509		$524,861

Liabilities
Deposits		$317,517		$306,622
Advances from Federal Home Loan Bank		178,232		159,022
Junior subordinated debt securities		8,248		-
Other borrowed funds		11,573		9,300
Other liabilities		5,704		8,606
Total liabilities		521,274		483,550

Total shareholders' equity		39,235		41,311
Total liabilities and shareholders' equity		$560,509		$524,861

Consolidated Statements of Income (unaudited)
	For 3 Months Ended June 30,		For 6 Months Ended June 30,
	2006	2005	2006	2005
Interest and dividend income	$7,308	$6,338	$14,242	$12,304
Interest expense	3,816	2,333	6,976	4,281
Net interest income	3,492	4,005	7,266	8,023

Recovery of loan losses	-	-	-	(215)
Net interest income after recovery	3,492	4,005	7,266	8,238

Non-interest income	1,658	1,505	3,036	2,812
Non-interest expense	4,070	3,754	8,115	7,525
Income before income taxes	1,080	1,756	2,187	3,525

Income taxes	246	504	519	1,049
Net income	$834	$1,252	$1,668	$2,476

Return on average equity	8.32%	12.37%	8.25%	12.11%
Return on average assets	0.60%	0.96%	0.61%	0.97%
Efficiency ratio			76.24%	67.34%
Book value per share, period end			$36.18	$37.04
Earnings per share	$0.77	$1.12	$1.53	$2.22
Dividends per share	$0.40	$0.40	$0.80	$0.80
Weighted average shares	1,088,762	1,116,159	1,092,464	1,116,203